Exhibit (d)(9)

RealNetworks, Inc. 2005 Stock Incentive Plan

Stock Appreciation Right (Cash-settled) Terms and Conditions

These Stock Appreciation Right (Cash-settled) Terms and Conditions (the “Agreement”) are made and entered into as of the effective date (the “Grant Date”) set forth in the Notice of Grant of Stock Appreciation Rights and Stock Appreciation Right Agreement attached hereto (the “Notice of Grant”), by and between RealNetworks, Inc., a Washington corporation (the “Company”), and you (the “Participant”) pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Plan”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.

1. Grant of Stock Appreciation Right Award. The Company hereby grants to the Participant pursuant to the Plan a Stock Appreciation Right award (the “SAR”), payable in cash based on the value of the underlying number of Shares set forth in the Notice of Grant, with the purchase price per Share set forth in the Notice of Grant (the “SAR Exercise Price”), subject to the terms of this Agreement and the Plan.

2. Expiration Date. The SAR expires on the seventh (7th) anniversary of the Grant Date (the “Expiration Date”) and must be exercised on or before the earlier of the Expiration Date or the date on which this SAR is terminated in accordance with the provisions of Sections 4 and 5, subject to the terms of the Plan.

3. Vesting. Except as otherwise provided herein, the vesting schedule applicable to the SAR shall be as set forth in the Notice of Grant, and the SAR may only be exercised to the extent that it is vested. The SAR shall cease to vest upon the Participant’s termination of employment (as set forth in Section 4(a)), and may be exercised after the date of the Participant’s termination of employment only as set forth in Sections 6 and 7. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the date that any installment of the SAR vests.

4. Termination of Employment.

(a) Termination of Employment. For purposes of the SAR, the Participant’s employment will be considered terminated as of the date that the Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) the Participant’s right to vest in the SAR under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and (ii) the period (if any) during which the Participant may exercise the SAR after such termination of the Participant’s employment will commence on such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the SAR (including whether the Participant may still be considered to be providing services while on a leave of absence).

(b) Termination Other Than for Cause. If the Participant’s employment is terminated for any reason other than for Cause (as defined in paragraph (d) of this Section) and the SAR is not fully vested, then the unvested portion of the SAR shall be forfeited unless the Committee determines, in its discretion prior to the termination of employment of the Participant to accelerate the vesting of any portion of the SAR. If the Committee determines to vest any unvested portion of the SAR pursuant to the preceding sentence, such vesting shall be subject to and effective only if the Participant executes and delivers a Settlement Agreement and Release (“Release”) satisfactory to the Company on or before the applicable deadline date set forth in the Release.

If the employment of the Participant terminates, other than (x) by reason of death or disability (as defined in Section 5) or (y) for Cause (as defined in paragraph (c) of this Section), the SAR shall expire and may no longer be exercised after three months from the termination of the Participant’s employment, but in no event later than the Expiration Date. For purposes hereof, employment shall not be considered as having terminated during any leave of absence if the leave of absence has been approved in writing by the Company; in the event of any unpaid leave of absence, vesting of the SAR shall be suspended (and the unpaid portion of the leave of absence shall be added to all vesting installment dates) unless otherwise determined by the Committee.

(c) Termination for Cause. If the employment of the Participant is terminated for Cause (as defined below), the SAR shall expire and may no longer be exercised to any extent whatsoever.

(d) Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the conviction of the Participant, or plea of nolo contendere by the Participant to, a felony or misdemeanor involving moral turpitude; (ii) the indictment of the Participant for a felony or misdemeanor involving moral turpitude under the U.S. federal securities laws or similar laws outside the U.S.; (iii) the substantial and continuing failure of the Participant after written notice thereof to render services to the Company or its Subsidiaries in accordance with the terms or requirements of the Participant’s employment for reasons other than illness or incapacity; (iv) willful misconduct or gross negligence by the Participant; (v) fraud, embezzlement, theft, misrepresentation or dishonesty by the Participant involving the Company or any Subsidiary, or willful violation by the Participant of a policy or procedure of the Company or a Subsidiary, resulting in any case in significant harm to the Company; or (vi) the Participant’s violation of any confidentiality or non-competition agreements with the Company or its Subsidiaries.

5. Death; Disability.

(a) Death. If the Participant’s employment terminates due to the Participant’s death, the SAR will fully vest on the date of termination of employment and may be exercised by the Participant’s estate, legal representative or beneficiary to whom the SAR has been transferred pursuant to Section 8, at any time within one (1) year after the date of death.

(b) Disability. If the Participant’s employment is terminated by reason of his or her disability, and the SAR is not fully vested, the next installment of the SAR scheduled to vest (if any) shall vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the SAR commences or the last anniversary thereof, expressed in full months, and the SAR may be exercised, to the extent vested , at any time within one (1) year after such termination of employment, but not later than the Expiration Date.1 For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

6. Exercise of SAR. The SAR may be exercised by (i) written notice to the Company or to such agent as the Company shall designate and in a manner determined by the Committee, or (ii) following

[1]	[This sentence assumes that vesting occurs in annual installments. Company to please confirm as applies to the ICP employees or if otherwise, please let us know and we can revise accordingly.]

an electronic or other exercise procedure determined by the Committee, which in either case, shall state the election to exercise the SAR, the number of Shares for which it is being exercised and shall be signed by the person or persons so exercising the SAR. The SAR may not be exercised unless such exercise is in compliance, to the reasonable satisfaction of the Company with all applicable U.S. or non-U.S. federal and state securities laws or any other laws in effect on the date of exercise. The SAR may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which the SAR is then exercisable. Upon exercise of all or a specified portion of the SAR, the Participant shall be entitled to receive from the Company an amount in cash in one lump sum payment determined as the product of (a) the excess (if any) of (i) the Fair Market Value of a Share underlying the SAR on the date of exercise of the SAR, over (ii) the SAR Exercise Price per Share, multiplied by (b) the number of Shares with respect to which the SAR is exercised (and for purposes of clarity, subject to Section 13 below). The cash payment described in this Section 6 shall be made no later than sixty (60) days following the date of exercise. In the event the SAR shall be exercised pursuant to this Section 6 by any person or persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the SAR.

7. Compliance with Laws. The Company may postpone delivery of any payment pursuant to the exercise of the SAR until it receives satisfactory proof that the exercise of the SAR and delivery of such payment will not violate any U.S. or non-U.S. securities, exchange control or other legal requirement applicable to the SAR or the underlying Shares, including any of the provisions of the United States Securities Act of 1933, as amended, the Exchange Act, any rules or regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder, or the requirements of any other U.S. or non-U.S. governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state, or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC, any other U.S. or non-U.S. state or foreign securities commission, any stock exchange or to seek approval or clearance from any U.S. or non-U.S. governmental authority for the grant or exercise of, or payment under, the SAR. The Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to the SAR.

8. SAR Not Transferable. This SAR is not transferable or assignable except by will or by the laws of descent and distribution. During the Participant’s lifetime only the Participant can exercise the SAR.

9. No Obligation to Continue Employment. Neither the grant of the SAR, this Agreement nor the Participant’s participation in the Plan shall create a right to employment or be interpreted as forming an employment or service contract with the Company, the Participant’s employer (the “Employer”) or any Subsidiary, and shall not interfere with the ability of the Company, the Employer or any Subsidiary to terminate the Participant’s employment relationship (if any).

10. No Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to the SAR or the underlying Shares.

11. Adjustment for Capital Changes. The Plan contains provisions covering the treatment of stock appreciation rights in the event of mergers, stock splits, spin-offs and certain other corporate transactions. Provisions in the Plan for such adjustment are hereby made applicable hereunder and are incorporated herein by reference.

12. Change in Control. Provisions regarding a Change in Control are set forth in Appendix A. Unless otherwise provided in Appendix A, the Plan or by the Company in its discretion, the SAR and the benefits evidenced by this Agreement do not create any entitlement to have the SAR or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the SAR.

13. Tax Obligations. The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SAR, including, but not limited to, the grant, vesting or exercise of the SAR and any payments under the SAR, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the SAR to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to tax in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding from the payment to be delivered upon exercise of the SAR. Notwithstanding the immediately preceding sentence, the Company, in its sole discretion, may require the Participant to make alternate arrangements satisfactory to the Company for the withholding or accounting of Tax-Related Items in advance of any Tax-Related Item arising from the Participant’s participation in the Plan. The Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash (to the extent that such amount has not been remitted to applicable tax authorities on the Participant’s behalf).

The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to make any payment under the SAR if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

14. Nature of Grant. In accepting the grant, the Participant acknowledges that:

(a) the Plan is established voluntarily by the Company and is discretionary in nature;

(b) the grant of the SAR is voluntary and occasional and does not create any contractual or other right to receive future grants of stock appreciation rights or other Awards, or benefits in lieu of such grants, even if stock appreciation rights or other Awards have been granted in the past;

(c) all decisions with respect to future grants of stock appreciation rights or other Awards, if any, will be at the sole discretion of the Company.

(d) the Participant is voluntarily participating in the Plan;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if the underlying Shares do not increase in value, the SAR will have no value;

(g) the SAR and the income from and value of same are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the SAR and the income from and value of same are not intended to replace any pension rights or compensation;

(i) no claim or entitlement to compensation or damage shall arise from forefeiture of the SAR resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where the Participantis employed or the terms of the Participant’s employment agreement, if any, and in consideration of the grant of the SAR to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) unless otherwise agreed with the Company, the SAR and the income from and value of same are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary; and

(k) neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the SAR or of any amounts due to the Participant pursuant to the exercise of the SAR.

15. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or any payments under the SAR. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

16. Foreign Asset/Account Reporting Requirements; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to hold cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate funds received as a result of participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. It is the Participant’s responsibility to comply with all such requirements, and the Participant should consult personal legal and tax advisors, as applicable, to ensure compliance.

17. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other SAR grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all SARs or any entitlement to Shares or equivalent benefits awarded, canceled, exercised, purchased, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to E*TRADE Financial Services LLC, including its affiliated companies (“E*TRADE”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, he or she may, at any time, request access to Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant SARs or other equity awards to the Participant, or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

18. Imposition of Other Requirements. The Company, in its discretion, may elect to terminate, suspend or modify the terms of the Plan at any time, to the extent permitted by the Plan. The Participant agrees to be bound by such termination, suspension or modification regardless of whether notice is given to the Participant of such event. In addition, the Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the SAR and on any payments pursuant to the SAR, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19. Appendix B. Notwithstanding any provisions in this Agreement, the SAR grant shall be subject to any special terms and conditions for the Participant’s country set forth in Appendix B to this Agreement. Moreover, if the Participant transfers residence and/or employment to, or is considered a citizen or resident for local law purposes of, one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Agreement.

20. Policy on the Avoidance of Insider Trading. The Participant acknowledges that he or she has received and read the RealNetworks Policy on the Avoidance of Insider Trading (the “Policy”) and agrees to comply with the Policy’s terms. Further, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country, if different, which may affect the Participant’s ability to acquire or exercise SARs or other rights over Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Policy or any applicable Employer insider trading policy. It is the Participant’s responsibility to comply with any applicable restrictions and the Participant should speak to a personal legal advisor on this matter.

21. Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address indicated on the signature page below or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersedes all understandings between the parties relating to the subject matter of this Agreement.

(c) Cost of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees in any appellate proceedings), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorney’s fees shall be included as part of the judgment.

(d) Language. If the Participant has received this Agreement, or any other document related to the SAR and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(e) Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(f) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(g) Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.

(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including the Participant’s heirs, executors, administrators and legal representatives.

(i) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington, without giving effect to the principles of the conflicts of laws thereof.

(j) Venue. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, agree that such litigation shall be conducted only in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, where this grant is made and/or to be performed.

APPENDIX A

Change in Control

Notwithstanding anything contained herein to the contrary, if (i) the SAR is continued, assumed, converted or substituted for immediately following the Change in Control and (ii) within twenty-four (24) months after a Change in Control the Participant’s employment is terminated by the Company or its successor without Cause (and other than due to death or disability, as defined in Section 5(b) of the Agreement) or by the Participant for Good Reason, all of the Shares subject to the SAR shall be vested immediately and the SAR may be exercised at any time within twenty-four (24) months following such termination, but not later than the Expiration Date. Furthermore and notwithstanding anything contained herein to the contrary, if the SAR is not continued, assumed, converted or substituted for immediately following the Change in Control, all of the Shares subject to the SAR shall vest immediately upon the Change in Control and the SAR may be exercised at any time within twelve (12) months thereafter. The SAR shall be considered to be continued, assumed, converted or substituted for:

(A)	if there is no change in the number of outstanding Shares and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction, there are no changes to the terms and conditions of this SAR that materially and adversely affect the Participant’s rights under this SAR, including the number of Shares subject to the SAR and the exercise price of the SAR; or

(B)	if there is a change in the number of outstanding Shares and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction: (1) the Shares subject to the SAR and the exercise price of the SAR are adjusted in a manner which is not materially less favorable than as provided under Section 424(a) of the Code and regulations thereunder, (2) if applicable, the Shares subject to the SAR are converted into the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined below), and (3) there are no other changes to the terms and conditions of this SAR that materially and adversely affect the Participant’s rights under this SAR.

For purposes of this Agreement:

“Change in Control” means the occurrence of any one of the following events:

(i) during any period of twenty-four (24) consecutive months, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35%

or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii) the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

“Good Reason” means:

(i) a reduction by the Company or the Employer (or their respective successors) of more than 10% in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control;

(ii) a reduction by the Company or the Employer (or their respective successors) of more than 10% of the Participant’s individual annual target or bonus opportunity; or

(iii) any requirement of the Company or the Employer that Participant be based anywhere more than fifty (50) miles from Participant’s primary office location at the time of the Change in Control and more than fifty (50) miles from Participant’s principal residence at the time of the Change in Control.

For purposes of this Agreement, a termination by the Participant shall not be for Good Reason unless the Participant provides written notice to the Company and, if different, the Employer setting forth the factual basis for the Participant’s belief that an event or condition constitutes Good Reason within ninety days of the initial existence of the event or condition constituting Good Reason, provides the Company and, if different, the Employer with a period of at least thirty days to remedy the event or condition constituting Good Reason and the Company and/or the Employer fails to cure the Good Reason within that period.

APPENDIX B

Additional Terms and Conditions for Non-U.S. Participants

Certain capitalized terms used but not defined in this Appendix B shall have the meanings set forth in the Plan and/or the Agreement to which this Appendix B is attached.

TERMS AND CONDITIONS

This Appendix B includes additional terms and conditions that govern the SAR if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently residing and/or working, or if the Participant transfers residence and/or employment to another country after receiving the SAR, the Company will, in its sole discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Participant.

NOTIFICATIONS

This Appendix B also includes notifications relating to exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries listed in this Appendix B as of September 2016. Such laws are often complex and change frequently. As a result, the Participant should not rely on the notifications herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be outdated when the Participant exercises the SAR and acquires Shares or when the Participant subsequently sells such Shares.

In addition, the notifications in this Appendix B are general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working, or if the Participant transfers residence and/or employment to another country after being granted the SAR, the information contained herein may not be applicable to the Participant in the same manner.

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CHINA

Terms and Conditions

The following provision shall apply to the Participant if the Participant is subject to exchange control restrictions in the People’s Republic of China (“PRC), as determined by the Company in its sole discretion.

Payment of Cash Proceeds. Notwithstanding any provision to the contrary in the Grant Notice, the Agreement or the Plan, any cash payment made in settlement of the SAR will be delivered to the Participant by his or her Employer through local payroll, subject to any obligation to satisfy Tax-Related Items. In no event will payments be made to the Participant into an account outside of the PRC.

Notifications

Exchange Control Information. PRC residents must report to the State Administration of Foreign Exchange all details of foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents, either directly or through financial institutions. SARs acquired under the Plan and Plan-related transactions may be subject to reporting under these rules. The Participant should consult with a personal tax advisor in this regard.

B-2